CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 74 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated January 29, 2001, and February 6, 2001, relating to the financial statements and financial highlights appearing in the December 31, 2000 Annual Reports to Shareholders of Vanguard Index Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Financial Statements" and "Service Providers--Independent Accountants" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
Philadelphia, PA

May 18, 2001